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                                                                     EXHIBIT 2.1


                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER dated as of this 8/th/ day of August, 1996, (the "Agreement") is by and among International Wireless Communications, Inc., a Delaware corporation ("IWC"), International Wireless Communications Holdings, Inc., a Delaware corporation ("IWC Holdings"), and International Wireless Communications Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of IWC Holdings ("IWC Acquisition"). IWC and IWC Acquisition are sometimes referred to herein as the "Constituent Corporations."

                                    RECITALS
                                    --------

          A. IWC Holdings is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital stock of Forty-Nine Million Eighty Thousand (49,080,000) shares ("IWCH Capital Stock"), Twenty-Six Million (26,000,000) of which are designated Common Stock, par value $0.01 per share ("IWCH Common"), Twenty-Three Million Eighty Thousand (23,080,000) of which are designated Preferred Stock, par value $0.01 per share ("IWCH Preferred"). Of the authorized shares of IWCH Preferred Stock, One Million Two Hundred Thousand (1,200,000) shares are designated Series A Preferred Stock ("IWCH Series A"), One Million Two Hundred Twenty-Nine Thousand Two Hundred Forty (1,229,240) shares are designated Series B Preferred Stock ("IWCH Series B"), Two Million Four Hundred Sixty Thousand (2,460,000) shares are designated Series C Preferred Stock ("IWCH Series C"), Five Million Eight Hundred Thousand (5,800,000) shares are designated Series D Preferred Stock ("IWCH Series D"), Three Million Nine Hundred Seventy-Two Thousand Two Hundred Forty (3,972,240) shares are designated Series E Preferred Stock ("IWCH Series E"), Seven Million (7,000,000) shares are designated Series F-1 Preferred Stock ("IWCH Series F-1") and One Million Eighty Thousand (1,080,000) shares are designated Series F-2 Preferred Stock ("IWCH Series F-2"). As of the date hereof, 1,000 shares of IWCH Common are issued and outstanding, all of which were held by Douglas S. Sinclair, as trustee for the benefit of IWC, and no shares of IWCH Preferred are outstanding.

          B. IWC is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital stock of One Million Two Hundred Twenty-Seven Thousand (1,227,000) shares ("IWC Capital Stock), Six Hundred Fifty Thousand (650,000) of which are designated Common Stock, par value $0.01 per share ("IWC Common"), and Five Hundred Seventy-Seven Thousand (577,000) of which are designated Preferred Stock, par value $0.01 per share ("IWC Preferred"). Of the authorized shares of IWC Preferred, Thirty Thousand (30,000) shares are designated Series A Preferred Stock ("IWC Series A"), Thirty Thousand Seven Hundred Thirty-One (30,731) shares are designated Series B Preferred Stock ("IWC Series B"), Sixty-One Thousand Five Hundred (61,500) shares are designated Series C Preferred Stock ("IWC Series C") , One Hundred Forty-Five Thousand (145,000) shares are designated Series D Preferred Stock ("IWC Series D"), Ninety-Nine Thousand Three Hundred Six (99,306) shares are designated Series E Preferred Stock ("IWC Series E"), One Hundred Seventy-Five Thousand (175,000) shares are designated Series F-1 Preferred Stock ("IWC Series F-1") and
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Twenty-Seven Thousand (27,000) shares are designated Series F-2 Preferred Stock
("IWC Series F-2"). As of the date hereof, 14,870 shares of IWC Common are issued and outstanding, 23,330 shares of IWC Series A are issued and outstanding, 30,731 shares of IWC Series B were issued and outstanding, 44,057 shares of IWC Series C are issued and outstanding, 91,324 shares of IWC Series D are issued and outstanding, 99,306 shares of IWC Series E are issued and outstanding, 112,712 shares of IWC Series F-1 are issued and outstanding and 21,200 shares of IWC Series F-2 are issued and outstanding. The remaining 8,463 shares of Preferred Stock may be designated by the Board of Directors of IWC from time to time in accordance with Delaware law.

          C. IWC Acquisition is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital stock consisting of One Thousand (1,000) shares designated Common Stock, par value $0.01 per share ("IWCA Common"). As of the date hereof, 1,000 shares of IWCA Common are issued and outstanding, all of which are held by IWC Holdings.

          D. The respective Boards of Directors of IWC Holdings, IWC Acquisition and IWC have determined that it is advisable and in the best interests of their respective stockholders that IWC Acquisition merge with and into IWC upon the terms and conditions herein provided.

          E. The respective stockholders of IWC Holdings, IWC Acquisition and IWC have adopted and approved this Agreement and the Merger in accordance with their respective Certificates of Incorporation, as currently in effect, and the General Corporation Law of the State of Delaware (the "Delaware Law").

          NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, IWC Holdings, IWC Acquisition and IWC hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

          1.   MERGER

          1.1  Merger.  In accordance with the provisions of this Agreement and
               ------
Delaware Law, IWC Acquisition shall be merged with and into IWC (the "Merger"), the separate existence of IWC Acquisition shall cease and IWC shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be International Wireless Communications, Inc.

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          1.2  Filing and Effectiveness.  The Merger shall become effective
               ------------------------
when the following actions shall have been completed:

               (a) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

               (b) An executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the Delaware Law shall have been filed with the Secretary of State of the State of Delaware.

          The time when the Merger shall become effective, as aforesaid, is herein called the "Effective Time."

          1.3  Effect of the Merger.  At the Effective Time, the separate
               --------------------
existence of IWC Acquisition shall cease and IWC, as the Surviving Corporation,
(i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) shall succeed, without other transfer, to all of the assets, rights, powers and property of IWC Acquisition in the manner more fully set forth in Section 259 of Delaware Law,
(iii) shall continue to be subject to all of the debts, liabilities and obligations of IWC as constituted immediately prior to the Effective Time, and
(iv) shall succeed, without other transfer, to all of the debts, liabilities and obligations of IWC Acquisition in the same manner as if IWC had itself incurred them, all as more fully provided under the applicable provisions of the Delaware Law.

          2.   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

          2.1  Certificate of Incorporation.  The Amended and Restated
               ----------------------------
Certificate of Incorporation of IWC, in substantially the form attached hereto as Exhibit A, shall at the Effective Time become the Certificate of
   ---------
Incorporation of the Surviving Corporation until duly altered, amended or repealed.

          2.2  Bylaws.  The Bylaws of IWC Acquisition as in effect immediately
               ------
prior to the Effective Time shall at the Effective Time become the Bylaws of the Surviving Corporation until duly altered, amended or repealed.

          2.3  Directors and Officers.  The directors and officers of IWC
               ----------------------
immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

          3.   MANNER OF CONVERSION OF STOCK

          3.1  IWC Capital Stock.  Subject to Section 3.5 hereof, each share
               -----------------
of IWC Common, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action, be converted into forty (40) fully paid and nonassessable

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shares of IWCH Common. Subject to Section 3.5 hereof, each share of IWC Series
A, IWC Series B, IWC Series C, IWC Series D, IWC Series E, IWC Series F-1 and IWC Series F-2 issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action, be converted into forty (40) fully paid and nonassessable shares of IWCH Series A, IWCH Series B, IWCH Series C, IWCH Series D, IWCH Series E, IWCH Series F-1 and IWCH Series F-2, respectively, having such rights, preferences and privileges as set forth in the Amended and Restated Certificate of Incorporation of IWC Holdings in effect at the Effective Time (the "IWCH Certificate").

          3.2  IWC Acquisition Common Stock.  Each share of IWCA Common issued
               ----------------------------
and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action, be converted into one (1) fully paid and nonassessable share of IWC Common.

          3.3  IWC Holdings Common Stock.  Each share of IWCH Common issued and
               -------------------------
outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action, be converted into the right to receive One Dollar ($1.00) in cash.

          3.4  Exchange of Certificates.  After the Effective Time, each
               ------------------------
holder of an outstanding certificate representing shares of IWC Common or IWC Preferred immediately prior to the Merger may surrender the same for cancellation to an exchange agent, whose name will be delivered to such holders prior to any requested exchange (the "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of IWCH Common or IWCH Preferred, as the case may be, into which the surrendered certificates were converted as herein provided. Until so surrendered, each such certificate shall be deemed for all purposes to represent the number of shares of IWCH Common or IWCH Preferred, as the case may be, into which such shares of IWC Common or IWC Preferred, as the case may be, were converted in the Merger.

          The registered owner on the books and records of IWC Holdings or the Exchange Agent of any such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to IWC Holdings or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of IWCH Common or IWCH Preferred represented by such certificate as provided above.

          Each certificate representing IWCH Common or IWCH Preferred so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of IWC Common or IWC Preferred, as the case may be, so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of IWC Holdings in compliance with applicable laws, or other such additional legends as agreed upon by the holder and IWC Holdings.

          If any certificate for shares of IWCH Common or IWCH Preferred is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it

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shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of IWC Holdings that such tax has been paid or is not payable.

          3.5  Dissenting Shares.  Notwithstanding Section 3.1 hereof, each
               -----------------
holder of shares of IWC Capital Stock who has become entitled to payment of the fair market value of such shares pursuant to the provisions of Section 262 of Delaware Law as a result of the Merger ("Dissenting Shares") shall not be converted into IWCH Capital Stock as provided in Section 3.1 hereof unless the status of such shares as Dissenting Shares shall terminate pursuant to Delaware Law. If the status of such shares as Dissenting Shares shall so terminate, then, as of the Effective Time, or the occurrence of the event which causes such termination, whichever last occurs, such shares shall be converted into IWCH Capital Stock as provided in Section 3.1 hereof.

          4.   GENERAL

          4.1  Covenants.  IWC Holdings and IWC each covenants and agrees as
               ---------
follows:

               (a) On or prior to Effective Time, IWC Holdings shall establish the 1996 Stock Option/Stock Issuance Plan (the "IWCH 1996 Plan") to serve as the successor to the IWC 1994 Stock Option/Stock Issuance Plan (the "IWC 1994 Plan"). Prior to the Effective Time, IWC Holdings shall reserve for issuance under the IWCH 1996 Plan that number of shares of IWCH Common equal to (1) the total number of shares of IWC Common available for issuance under the IWC 1994 Plan, including shares subject to outstanding options under the IWC 1994 Plan, multiplied by (ii) forty (40).

               (b) At the Effective Time, IWC Holdings shall assume all unexpired and unexercised options to purchase IWC Common under the IWC 1994 Plan that are outstanding immediately prior thereto ("IWC Option"). Each IWC Option so assumed by IWC Holdings will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such IWC Option immediately prior to the Effective Time, except that (i) such IWC Option will be exercisable for that number of whole shares of IWCH Common equal to the product of the number of shares of IWC Common that were purchasable under such IWC Option immediately prior to the Effective Time multiplied by forty (40), (ii) the per share exercise price for the shares of IWCH Common issuable upon exercise of such IWC Option will be equal to the quotient obtained by dividing the exercise price per share of IWC Common at which such IWC Option was exercisable immediately prior to the Effective Time by forty (40), rounded up to the nearest whole cent, and (iii) such IWC Options shall be standing under, and otherwise governed by, the terms of the IWCH 1996 Plan. As soon as practicable after the Effective Time, IWC Holdings shall deliver to each holder of an IWC Option appropriate documents evidencing the assumption of such holder's IWC Option by IWC Holdings pursuant to this Section 4.1(b). The parties intend that the assumption of the IWC

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Options hereunder will meet the requirements of Section 424(a) of the Internal
Revenue Code, and this Section 4.1(b) shall be interpreted consistent with such intention. Consistent with the terms of the IWC Options and the documents governing such IWC Options, the Merger will not terminate or accelerate any assumed IWC Option or any right of exercise, vesting or repurchase relating thereto with respect to shares of IWCH Common acquired upon exercise of such assumed IWC Option.

               (c) On or prior to the Effective Time, IWC Holdings shall assume all unexpired and unexercised warrants to purchase IWC Preferred that are outstanding immediately prior thereto ("IWC Warrant"). Each IWC Warrant so assumed by IWC Holdings will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing the IWC Warrant immediately prior to the Effective Time, except that (i) such IWC Warrant will be exercisable for a number of whole shares of the corresponding series of IWCH Preferred as the series of IWC Preferred for which such IWC Warrant is exercisable immediately prior to the Effective Time equal to the product of the number of shares of IWC Preferred that were purchasable under such IWC Warrant immediately prior to the Effective Time multiplied by forty
(40), (ii) the per share exercise price for shares of IWCH Preferred issuable upon exercise of such IWC Warrant will be equal to the quotient obtained by dividing the exercise price per share of IWC Preferred for which such IWC Warrant was exercisable immediately prior to the Effective Time by forty (40), rounded out to the nearest whole cent, and (iii) such number of shares and exercise price shall not be subject to adjustment based solely on the issuance or exercise of the Unit Warrants (as defined below). As soon as practicable after the Effective Time, IWC Holdings shall deliver to each holder of an IWC Warrant appropriate documents evidencing the warrant assumption by IWC Holdings pursuant to this Section 4.1(c).

               (d) On or prior to the Effective Time, IWC Holdings and IWC shall have entered into an Assignment and Assumption Agreement to allow IWC Holdings to succeed to all of the right, title and interest in and to assume all of the obligations of IWC under, each of the agreements set forth on Exhibit B
                                                                     ---------
attached hereto, subject to any amendments and modifications of such agreements as shall be mutually agreed upon by IWC Holdings, and the other parties thereto.

               (e) IWC Holdings shall have filed the IWCH Certificate with the Delaware Secretary of State in accordance with Delaware Law.

               (f) IWC Holdings and IWC shall take such other actions as may be required by Delaware Law.

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          4.2  Conditions.  Obligations of IWC Holdings, IWC and IWC Acquisition
               ----------
shall be subject to satisfaction or waiver by each such party of the following conditions:

               (i) IWC Holdings shall have entered into a purchase agreement with respect to the proposed offer and sale of units, each consisting of a senior secured discount note due 2001 and a contingent warrant to purchase IWCH Common, with the initial purchasers of such units;

               (ii) Any shares of IWC Capital Stock that constitute Dissenting Shares shall represent less than two percent (2%) of the IWC Capital Stock (calculated on an as-converted basis) outstanding immediately prior to the Effective Time;

               (iii) IWC Holdings, IWC and IWC Acquisition shall have obtained all consents, approvals, waivers and permits and have made all filings or other submissions required to be obtained or made on or before the Effective Time in order to consummate the Merger, except for the filing of this Agreement purchase to Delaware law.

          4.3  Abandonment.  At any time before the Effective Time, this
               -----------
Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of any of IWC, IWC Holdings or of IWC Acquisition, or of any combination thereof, notwithstanding the approval of this Agreement by the stockholders of IWC or the stockholder of IWC Holdings or IWC Acquisition.

          4.4  Amendment.  The Boards of Directors of the Constituent
               ---------
Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not:
(1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

          4.5  Registered Office.  The registered office of the Surviving
               -----------------
Corporation in the State of Delaware is 15 E. North Street, Dover, Kent County, Delaware. Incorporating Services, Ltd. is the registered agent of the Surviving Corporation at such address.

          4.6  Agreement.  Executed copies of this Agreement will be on file
               ---------
at the principal place of business of the Surviving Corporation at 400 South El Camino Real, Suite 1275, San Mateo, California, 94402 and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

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          4.7  Governing Law.  This Agreement shall in all respects be
               -------------
construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.

          4.8  Counterparts.  In order to facilitate the filing and recording
               ------------
of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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

          IN WITNESS WHEREOF, this Agreement, having first been approved by the resolutions of the respective Boards of Directors and stockholders of IWC, IWC Holdings and IWC Acquisition, is hereby executed on behalf of each such corporation and attested by their respective officers thereunto duly authorized.

                              INTERNATIONAL WIRELESS
                              COMMUNICATIONS, INC.,
                              a Delaware corporation

                              By:___________________________________________
                                    John D. Lockton, Jr.,
                                    President

ATTEST:


_______________________________
Douglas S. Sinclair,
Secretary

                              INTERNATIONAL WIRELESS
                              COMMUNICATIONS HOLDINGS, INC.,
                              a Delaware corporation

                              By:___________________________________________
                                    John D. Lockton, Jr.,
                                    President

ATTEST:


_______________________________
Aarti C. Gurnani,
Secretary

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

                              INTERNATIONAL WIRELESS
                              COMMUNICATIONS ACQUISITION
                              CORPORATION,
                              a Delaware corporation

                              By:___________________________________________
                                    Douglas S. Sinclair,
                                    President

ATTEST:


_______________________________
Aarti C. Gurnani,
Secretary

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